Exhibit D

‘

Department of the Treasury-Internal Revenue Service Notice CP547,” Message regarding your third-party authorization”, which was recorded during a regular course of business and returned to the Private Treasury CID Officer for record keeping purposes.

(24-1721-49-153-47)

Department of the Treasury
Internal Revenue Service
P.O. Box 268, MS 8423
Memphis, TN 38101-0268

Notice	CP547
Notice date	May 31, 2017
CAF number	0312-58277R
Fax number	855-214-7519

000390.763320.226937.12513 1 MB 0.423 370

CHERMON H CHERY
1455 NW 61ST ST UNIT 206
MIAMI, FL 33142-8264-566

000390

Message regarding your third party authorization

We assigned you a Centralized Authorization File (CAF) number

We received Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, authorizing you as a third party to act or receive information on behalf of a taxpayer. We keep this information on a computerized Centralized Authorization File (CAF) and refer to your number as a CAF number. We assigned you the CAF number shown above.

What you need to do

Please refer to your CAF number when you contact us about the account of any taxpayer. If you're an authozied third party for more than one taxpayer, use the same CAF number. Include this number with your name and address on any documents you submit as an authorized third party. In addition, please include this number on any future Forms 2848 or 8821.

If we assigned you more than one CAF number and you didn't specifically request more than one, please fax a copy of each CP 547 notice you received to the fax number shown at the top of this notice. Include a page describing the situation and indicate which of the multiple CAF numbers you wish to retain. If you don't indicate a preference, we'll keep the earliest number issued.

Next steps

You may change your address of record by supplying your new address on any subsequent Form 2848/8821 and checking the "Check if new" box or by sending written notification of the new address to the location where the Form 2848 or Form 8821 was filed. You can find your filing location in the "Where To File Chart" for Form(s) 2848/8821 instructions.

Additional information

- Visit www.irs.gov/cp547
- For tax forms, instructions, and publication, visit www.irs.gov or call 1-800-TAX-FORM (1-800-829-3676)
- Keep this notice for your records.

If you need assistance, please don't hesitate to contact us.